                                                                   EXHIBIT 99.13


                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                           ALTIMA COMMUNICATIONS, INC.
                             1997 STOCK OPTION PLAN
                       (AS AMENDED THROUGH JULY 21, 2000)


         This STOCK OPTION ASSUMPTION AGREEMENT by and between Broadcom Corporation, a California corporation ("Broadcom"), and the undersigned individual ("Optionee") is effective as of September 7, 2000 (this "Assumption Agreement").

         WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock ("Altima Stock") of Altima Communications, Inc., a California corporation ("Altima"), which were granted to Optionee under the Altima Communications, Inc. 1997 Stock Option Plan, as amended (the "Option Plan"), and are each evidenced by a Stock Option Agreement(s), with any shares purchased under such options to be subject to the terms and conditions of a Stock Purchase Agreement.

         WHEREAS, Altima has been acquired by Broadcom through the merger of AC Acquisition Corp., a wholly-owned subsidiary of Broadcom ("MergerSub"), with and into Altima (the "Merger") pursuant to the Merger Agreement and Plan of Reorganization, dated as of May 3, 2000 (the "Merger Agreement"), by and among Broadcom, MergerSub and Altima and, with respect to Section 7.2 of the Merger Agreement only, Stewart Wu, as Shareholder Agent, and U.S. Stock Transfer Corporation, as Depositary Agent.

         WHEREAS, the provisions of the Merger Agreement require Broadcom to assume the obligations of Altima under the Option Plan and each outstanding option under the Option Plan at the consummation of the Merger.

         WHEREAS, Broadcom desires to issue to the holder of each such assumed option (the "Assumed Option") an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the Merger Agreement, each outstanding share of Altima Stock was converted into 0.070134517 (the "Exchange Ratio") of a share of Class A common stock, par value $0.0001 per share, of Broadcom ("Broadcom Stock").

         WHEREAS, the purpose of this Agreement is to evidence the assumption by Broadcom of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Broadcom.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of Altima Stock subject to the options outstanding under the Option Plan held by Optionee immediately prior to the Effective Time (the "Altima Options") and the exercise price payable per share are set forth in Exhibit A attached hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and obligations of Altima under the Option Plan and each of the Altima Options. In connection with such assumption, the number of shares of Broadcom Stock purchasable under each Assumed Option and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Broadcom Stock subject to each Assumed Option shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Broadcom Stock under the Assumed Option shall also be as indicated for that option in Exhibit A attached hereto.

         2. The intent of the foregoing adjustments to each Assumed Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be no less than the difference which existed, immediately prior to the Merger, between the then aggregate fair market value of the Altima Stock subject to the Altima Option and the aggregate exercise price in effect at such time under the Option Agreement(s). Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Altima Option immediately prior to the Merger. Such adjustments are also intended to preserve, to the extent applicable, the incentive stock option status of the assumed Altima Options under Section 422 of the Internal Revenue Code of 1986, as amended.

         3. Unless the context otherwise requires, all references in the Option Agreement(s) and, if applicable, in the Option Plan (as incorporated into such Option Agreement(s)) shall be adjusted as follows: (i) all references to the "Company" shall mean Broadcom, (ii) all references to "Common Stock" shall mean a share of Broadcom Stock, (iii) all references to the "Board" shall mean the Board of Directors of Broadcom and (iv) all references to the "Committee" shall mean the Option Committee of the Board.

         4. The grant date and the expiration date of each Assumed Option and all other provisions which govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the Option Agreement(s) applicable to that option, and the provisions of the Option Plan and the Option Agreement(s) shall accordingly govern and control Optionee's rights to purchase Broadcom Stock under the Assumed Option.

         5. Pursuant to the terms of your Option Agreement(s) and the Option Plan, your Assumed Options shall not vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each Assumed Option shall continue to vest and become exercisable for unvested shares of Broadcom Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable Option Agreement(s) immediately prior to the Effective Time; provided, however, that the number of shares of Broadcom Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

         6. For purposes of applying any and all provisions of the Option Agreement(s) and/or the Option Plan relating to Optionee's status as an employee of or a consultant to Altima, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Broadcom or any present or future subsidiary of Broadcom. Accordingly, the provisions of the Option Agreement(s) governing the termination of the Assumed Options upon Optionee's cessation of service as an employee of or a consultant to Altima shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Broadcom or any present or future subsidiaries of Broadcom, and each assumed Altima Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of or a consultant to Broadcom or any present or future subsidiaries of Broadcom.

         7. The adjusted exercise price payable for the Broadcom Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

         8. In order to exercise each Assumed Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock or must specify the arrangement for the payment of the purchase price as permitted by the applicable Option Agreement. This notice should be delivered to Broadcom at the following address:

            Broadcom Corporation
            16215 Alton Parkway
            Irvine, California  92618
            Attention: Manager of Shareholder Services

         9. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.

         IN WITNESS WHEREOF, Broadcom Corporation has caused this Assumption Agreement to be executed on its behalf by its duly authorized officer as of September 7, 2000.


                                           BROADCOM CORPORATION


                                           By:
                                               ---------------------------------
                                               David A. Dull
                                               Vice President, General Counsel
                                               and Secretary

                                 ACKNOWLEDGMENT

         The undersigned acknowledges receipt of the foregoing Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her Altima Options hereby assumed by Broadcom are as set forth in the Option Agreement, the Option Plan, and this Assumption Agreement.


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                                             Signature of Optionee


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                                             Printed Name


DATED: